EX 99.1

This news release contains forward-looking statements, including those regarding our anticipated financial results for our third fiscal quarter, improving our margins, cash flow and return on invested capital, the anticipated outlook for our business and our currently expected fourth quarter fiscal year 2008 net revenue and earnings results and components thereof and our fiscal year 2008 net revenue and earnings results and components thereof. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our determination as we finalize our financial results for our third fiscal quarter fiscal year 2008 that our financial results and conditions differ from our current preliminary unaudited numbers set forth herein; the Securities and Exchange Commission having views different from ours on the results of the review of our past stock option grants conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and revenue recognition and associated financial statements or any declines on the price of our stock; whether our realignment of our capacity will adversely affect our cost structure, ability to service customers and labor relations; our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS THIRD QUARTER RESULTS

Electronics Manufacturer Exceeds Street Expectations

St. Petersburg, FL – June 24, 2008…Jabil Circuit, Inc. (NYSE: JBL), today reported its preliminary, unaudited financial results for its third quarter of fiscal year 2008, ended May 31, 2008. “The results from our third quarter were extremely gratifying given the challenging market conditions,” said President and CEO Timothy L. Main.

(Definitions used: “GAAP” means generally accepted accounting principles in the United States of America. Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges and restructuring and impairment charges. Jabil defines core operating margin as core operating income divided by net revenue. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information.)

Third Quarter 2008

Net revenue for the third quarter of fiscal 2008 increased three percent to $3.1 billion compared to $3.0 billion for the same period of fiscal 2007.

GAAP operating income for the third quarter of fiscal 2008 increased 88 percent to $63.1 million compared to $33.6 million for the same period of fiscal 2007. GAAP net income for the third quarter of fiscal 2008 increased 517 percent to net income of $38.4 million compared to $6.2 million of net income for the same period in fiscal 2007. GAAP diluted earnings per share for the third quarter of fiscal 2008 increased 533 percent to net income per share of $0.19 compared to $0.03 of earnings per share for the same period of fiscal 2007.

Jabil’s third quarter of fiscal 2008 core operating income decreased 2 percent to $85.3 million or 2.8 percent of net revenue compared to $87.1 million or 2.9 percent of net revenue for the third quarter of fiscal 2007. Core earnings increased 12 percent to $52.8 million compared to $47.4 million for the third quarter of fiscal 2007. Core earnings per share increased 13 percent to $0.26 per diluted share for the period compared to $0.23 for the third quarter of fiscal 2007.

Earnings Release—Add One

June 24, 2008

Year-Over-Year Operational and Balance Sheet Highlights

•	GAAP operating margin increased 88 percent.

•	GAAP earnings increased $0.16 per fully diluted share.

•	Cash flow from operations for the quarter was approximately $147 million.

•	Sales cycle was 21 days for the third quarter of fiscal 2008.

•	Annualized inventory turns remained constant at eight turns for the third quarter of fiscal 2008.

•	Capital expenditures for the third quarter of fiscal 2008 were approximately $66 million.

•	Depreciation for the third quarter of fiscal 2008 was approximately $61 million.

•	Cash and cash equivalent balances were $860 million at the end of the third fiscal quarter.

•	Core Return on Invested Capital was nine percent for the third quarter of fiscal 2008.

•	A $0.07 dividend was paid on June 2, 2008.

Business Update

Jabil management said it expects net revenue in the fourth quarter of fiscal 2008 in a range of $3.2 billion to $3.3 billion, with an estimated core operating margin range of 3.0 to 3.3 percent. Jabil said its core earnings per share for its fourth quarter of fiscal 2008 are anticipated to be in a range of $0.29 to $0.33 per diluted share. GAAP earnings per share are estimated to be $0.21 to $0.25 per diluted share. (Expected GAAP earnings per share for the fourth quarter of fiscal 2008 are currently estimated to include $0.02 per share for amortization of intangibles and $0.06 per share for stock-based compensation and related charges.)

Jabil said it expects fiscal year 2008 net revenue to range from $12.7 billion to $12.8 billion, with full year core operating income estimated to be approximately 3 percent or $370 million to $385 million. The company said its core earnings per share are estimated to be $1.11 to $1.15 per diluted share. GAAP earnings per share are estimated to be $0.58 to $0.62 per diluted share. (Expected GAAP earnings per share for fiscal 2008 are currently estimated to include $0.13 per share for amortization of intangibles, $0.17 per share for stock-based compensation and related charges and $0.23 per share for restructuring and impairment charges.)

# #

Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies. Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core operating margin, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. Included in this release is a Condensed Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

M O R E

Earnings Release—Add One

June 24, 2008

Company Conference Call Information

Jabil will hold a conference call to discuss the third fiscal quarter 2008 earnings today at 4:30 p.m. EDT live on the Internet at http://jabil.com. The earnings conference call will be recorded and archived for playback on the web at http://jabil.com. A taped replay of the conference call will also be available June 24, 2008 at approximately 7:30 p.m. EDT through midnight on July 1, 2008. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The pass code is 52344305. An archived webcast of the conference call will be available at http://jabil.com/investors/.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With approximately 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact: Beth Walters, (727) 803-3349 investor_relations@jabil.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 31, 2008	August 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$860,069	$663,625
Trade accounts receivable, net	1,323,726	1,352,383
Inventories	1,511,600	1,374,400
Income tax receivable	25,621	22,132
Prepaid expenses and other current assets	318,292	231,797
Deferred income taxes	49,881	21,956

Total current assets	4,089,189	3,666,293
Property, plant and equipment, net	1,342,815	1,261,481
Goodwill and intangible assets, net	1,333,004	1,271,076
Deferred income taxes	147,628	89,562
Other assets	15,415	6,820

Total assets	$6,928,051	$6,295,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations	$247,641	$501,716
Accounts payable	2,063,104	2,001,508
Accrued expenses	572,990	427,478
Income taxes payable	33,528	58,127
Deferred income taxes	1,357	2,018

Total current liabilities	2,918,620	2,990,847
Notes payable, long-term debt and long-term lease obligations, less current installments	1,147,807	760,477
Noncurrent income tax liability	84,961	—
Deferred income taxes	9,084	13,677
Other liabilities	84,302	78,538

Total liabilities	4,244,774	3,843,539

Minority interest	7,764	8,682

Stockholders’ equity:
Common stock	214	212
Additional paid-in capital	1,385,309	1,340,687
Retained earnings	1,167,665	1,131,403
Accumulated other comprehensive income	324,775	170,960
Treasury stock	(202,450)	(200,251)

Total stockholders’ equity	2,675,513	2,443,011

Total liabilities and stockholders’ equity	$6,928,051	$6,295,232

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007
Net revenue	$3,088,269	$3,001,896	$9,514,829	$9,160,761
Cost of revenue	2,878,087	2,782,907	8,877,028	8,578,277

Gross profit	210,182	218,989	637,801	582,484

Operating expenses:
Selling, general and administrative	126,557	140,733	367,617	370,464
Research and development	8,006	10,498	24,381	26,972
Amortization of intangibles	9,058	8,804	27,635	20,662
Restructuring & impairment charges	3,470	25,325	54,546	32,979

Operating income	63,091	33,629	163,622	131,407

Interest, net and other	20,172	28,290	71,069	62,283

Income before income taxes	42,919	5,339	92,553	69,124

Income tax expense	4,657	(505)	17,390	8,104

Minority interest, net of tax	(183)	(390)	(1,238)	(491)

Net income	$38,445	$6,234	$76,401	$61,511

Earnings per share:
Basic	$0.19	$0.03	$0.37	$0.30

Diluted	$0.19	$0.03	$0.37	$0.30

Common shares used in the calculation of earnings per share:
Basic	205,463	203,728	205,066	203,396

Diluted	206,077	205,772	206,290	206,233

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007
Operating income (GAAP)	$63,091	$33,629	$163,622	$131,407
Amortization of intangibles	9,058	8,804	27,635	20,662
Stock-based compensation & related charges	9,696	19,390	29,441	42,752
Restructuring & impairment charges	3,470	25,325	54,546	32,979

Core operating income (Non-GAAP)	$85,315	$87,148	$275,244	$227,800

Net income (GAAP)	$38,445	$6,234	$76,401	$61,511
Amortization of intangibles, net of tax	5,879	7,477	21,178	17,218
Restructuring & impairment charges, net of tax	538	19,391	48,051	26,503
Stock-based compensation & related charges, net of tax	7,963	14,256	23,755	31,070

Core earnings (Non-GAAP)	$52,825	$47,358	$169,385	$136,302

Earnings per share: (GAAP)
Basic	$0.19	$0.03	$0.37	$0.30

Diluted	$0.19	$0.03	$0.37	$0.30

Core earnings per share: (Non-GAAP)
Basic	$0.26	$0.23	$0.83	$0.67

Diluted	$0.26	$0.23	$0.82	$0.66

Common shares used in the calculations of earnings per share (GAAP):
Basic	205,463	203,728	205,066	203,396

Diluted	206,077	205,772	206,290	206,233

Common shares used in the calculations of earnings per share (Non-GAAP):
Basic	205,463	203,728	205,066	203,396

Diluted	206,077	205,772	206,290	206,233

Note: Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentations.